EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of April, 2007, by and among the company or companies set forth as Seller on the signature page hereto (collectively, “Seller”), Clear Channel Broadcasting, Inc., a Nevada Corporation (“Clear Channel”), and the company or companies set forth as Buyer on the signature page hereto (collectively, “Buyer”).
Recitals
     A. Seller owns and operates the television broadcast stations listed on Schedule A (each a “Station” and collectively the “Stations”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”).
     B. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (as defined in Section 1.1), and Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Obligations (as defined in Section 1.4).
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PURCHASE OF ASSETS
     1.1 Station Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.9), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the Station Assets. “Station Assets” means all of the assets, rights and properties used or held for use exclusively in the ownership and operation of the Stations, including each of the following assets and properties of Seller, other than any such asset or property that is described in Section 1.2:
          (a) all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Stations (the “FCC Licenses”), including those described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and the Closing;
          (b) all equipment, transmitters, antennas, cables, towers, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are exclusively used or held for use in the operation of the Stations (except for any retirements or dispositions thereof made between the date hereof and the Closing in the ordinary course of business) and all motor vehicles that are exclusively used or held for use in the operation of the Stations, including those set forth on Schedule 1.1(b) (collectively, the “Tangible Personal Property”);
          (c) all of the real property that is exclusively used or held for use in the operation of the Stations, including the real property listed on Schedule 1.1(c) (the “Owned Real

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Property”), including all appurtenant easements and all buildings, towers, other structures, fixtures and other improvements located thereon;
          (d) the following contracts, agreements and leases (including employment agreements, collective bargaining agreements, real property leases, income-producing leases and agreements for the sale of advertising time on the Stations) to which Seller is party (collectively, the “Station Contracts”) and all rights thereunder (other than the Retained Party Rights (as defined in Section 1.5): (i) all contracts, agreements and leases listed on Schedule 1.1(d) and (ii) all other contracts, agreements and leases that relate exclusively to the operation of the Stations or the ownership of the Station Assets, including without limitation those made between the date hereof and the Closing in accordance with Article 4;
          (e) all the Stations’ call letters and the trademarks, trade names, service marks, internet domain names and associated websites, copyrights, programs and programming material (including program rights), jingles, slogans, logos, and other intangible property that are exclusively used or held for use in the operation of the Stations (collectively, the “Intangible Property”), including without limitation those listed on Schedule 1.1(e), and all goodwill associated with the foregoing;
          (f) all management and other systems (including computers and peripheral equipment), databases, computer software (including operating systems) and compilations (including but not limited to the source code of NexGen TV), computer disks and similar assets, and all licenses and related rights that are exclusively used or held for use in the operation of the Stations;
          (g) all current assets (including accounts receivable, deposits and prepaid expenses) of Seller (and rights arising therefrom or related thereto) to the extent relating exclusively to the operation of the Stations or to the Station Assets and included in the Final Net Working Capital calculation (as defined in Section 1.7(d));
          (h) the capital stock and other equity interests (including, for each such Person (as defined in Section 11.6), Seller’s equity ownership percentage thereof) listed on Schedule 1.1(h) (the “Equity Interests”);
          (i) all files, documents, records, and books of account (or copies thereof) that relate exclusively to the Station Assets or the operation of the Stations (“Station Documents”), including the Stations’ local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, logs, user manuals and training documents;
          (j) all personnel files related to Transferred Employees (as defined in Section 5.7(a));
          (k) all tangible and intangible rights, assets and property of Inergize Digital Media; and
          (l) all goodwill associated with the operation of the Stations and the Station Assets.

          The Station Assets shall be transferred to Buyer free and clear of Liens (as defined in Section 11.6), except for Assumed Obligations and Permitted Liens (as defined in Section 11.6).
          Seller, by written notice to Buyer, may update Schedule 1.1(d) at any time before the Closing to (a) add any contract, agreement or lease entered into by Seller after the date of this Agreement and before the Closing, in compliance with Section 4.1(k), that would have qualified as a Station Contract if it had been in effect on the date of this Agreement and (b) remove any Station Contract that is described in Section 1.2(c). All such contracts, agreements and leases that are so added to Schedule 1.1(d) in accordance with this paragraph shall, for all purposes of this Agreement, be deemed to be Station Contracts and included in the Station Assets. All Station Contracts that are so removed from Schedule 1.1(d) in accordance with the terms and conditions of this Agreement shall, for all purposes of this Agreement, thereafter be deemed to not be Station Contracts and not included in the Station Assets. Updates to Schedule 1.1(d) in accordance with this paragraph will not in any manner affect any condition to the obligations of Buyer to consummate the Closing or the satisfaction thereof.
     1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any right, title or interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, bank accounts, money market accounts, other depositary accounts and all such similar accounts or investments;
          (b) all tangible and intangible personal property retired or disposed of between the date of this Agreement and the Closing;
          (c) all Station Contracts that are terminated or expire prior to Closing;
          (d) Seller’s corporate and trade names (including the name “Clear Channel,” and any variation or derivation thereof), and all URLs and internet domain names consisting of or containing any of the foregoing, identified on Schedule 1.2(d);
          (e) except as set forth in Section 1.3, Seller’s trademarks and other intellectual property not exclusively used or held for use in the operation of the Stations (including without limitation any call letters used in connection with both a Station and any other station or business unit of Seller identified on Schedule 1.2(e));
          (f) (i) Seller’s charter documents, minute books and all books and records relating to the organization, existence or ownership of Seller, (ii) all records, documents, plans and financial records related to the transactions contemplated by this Agreement, (iii) duplicate copies of all Station Documents, (iv) all records relating to other Excluded Assets, (v) all personnel files for employees who do not become Transferred Employees and (vi) all files, documents, records, Tax Returns (as defined in Section 11.6), books of account and other materials not relating exclusively to the Station Assets or the operation of the Stations;
          (g) all contracts of insurance (including but not limited to title insurance policies), all coverages and proceeds thereunder and all rights in connection therewith, including without limitation all rights to any refunds of insurance premium payments and all rights with respect to claims made thereunder;
          (h) all pension and profit sharing plans, all trusts related thereto and all other employee compensation and benefit plans or arrangements maintained by Seller, if any, and all assets of or relating to any of the foregoing;
          (i) all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Stations and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time (as defined in Section 1.9);
          (j) all current assets (including accounts receivable, deposits and prepaid expenses) of Seller (and rights arising therefrom or related thereto) to the extent not relating exclusively to the operation of the Stations or to the Station Assets and not included in the Final Net Working Capital calculation;
          (k) all tangible and intangible assets of Seller and its Affiliates (as defined in Section 11.6) (including without limitation all management and other systems (including computers and peripheral equipment), databases, computer software (including operating systems), computer disks and similar assets, and all licenses and related rights) that are owned, used or held for use in the operation of stations or other business units other than the Stations (including any such assets that are used both in Stations and in stations or other business units that are not Stations (the “Excluded Share Assets”) as listed in Schedule 1.2(k));
          (l) all studio, tower and other assets (whether real or personal, tangible or intangible, or otherwise) used or held for use in the operation of any other radio or television station other than the Stations and listed on Schedule 1.2(l), together with any income-producing leases providing for use of such sites by others listed on Schedule 1.2(l);
          (m) all real property identified on Schedule 1.2(m), if any, whether owned or leased, together with all towers on such sites and any income-producing leases providing for use of such sites by others;
          (n) other than the Equity Interests, all capital stock of subsidiaries of Seller or its Affiliates and all other equity interests in any entity that are owned beneficially or of record by Seller or its Affiliates, including but not limited to all shares of stock in Broadcast Music, Inc. that are owned beneficially or of record by Seller;
          (o) all intercompany debts, obligations and other contracts, leases, agreements and arrangements among Seller and its Affiliates that are not listed on Schedule 1.1(d);
          (p) all Retained Party Rights;
          (q) all claims for refund of Taxes (as defined in Section 11.6) of whatever nature;
          (r) all claims for reimbursement of expenses incurred prior to Closing in connection with the Sprint Nextel 2GHz relocation project;

          (s) any rights to receive corporate and other services provided to the Stations by Clear Channel Communications, Inc. or any of its Affiliates (the material services provided thereunder are identified on Schedule 1.2(s));
          (t) all rights of Seller under this Agreement, including without limitation the right to receive the Purchase Price (as defined in Section 1.6(a)), under any agreement, certificate, instrument or other document executed and delivered in connection with this Agreement or the transactions contemplated hereby and under any side agreement between Seller and Buyer entered into on or after the date of this Agreement; and
          (u) all other assets listed on Schedule 1.2(u) (if any).
     The parcels of real property set forth on Schedule 1.2(m) that are identified as a “New Seller Lease Property,” if any, will be leased or subleased by Seller to Buyer pursuant to a Real Property Lease (as defined below) or a new lease or sublease, in the form previously made available to Buyer (each, a “New Seller Lease”), to be executed at Closing. Each lease of real property that is included in the Station Contracts and the Station Assets is referred to herein as a “Real Property Lease.” The Owned Real Property, the real property that is leased pursuant to a Station Contract and the real property that will be leased to Buyer pursuant to a New Seller Lease are collectively referred to herein as the “Real Property.”
     1.3 License. At the Closing, Seller will license to Buyer the trademarks, trade names, service marks, copyrights and other intangible property which is used or held for use in the operation of the Stations and in the operation of one or more other stations or business units of Seller or its Affiliates, including, without limitation, the intangible property set forth on Schedule 1.3 (the “Licensed IP”), pursuant to a License Agreement in the form of Exhibit A hereto, and with respect to the domain names woai.com and wsyr.com, the Addendum in the form of Exhibit A-1, (collectively, the “License”).
     1.4 Assumption of Obligations. On the Closing Date (as defined in Section 1.9), Buyer shall enter into the New Seller Leases and any new contracts otherwise required by this Agreement. On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume from Seller (and Buyer shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms) (a) the obligations of Seller arising out of, or attributable to, any period of time on or after the Closing Date under the Station Contracts, (b) the obligations described in Section 5.7, (c) all current liabilities (as defined by United States generally accepted accounting principles (“GAAP”)) of Seller as of the Effective Time to the extent relating to the Stations and included in the Final Net Working Capital calculation (but excluding any current liabilities relating to employees except to the extent assumed by Buyer pursuant to Section 5.7 or included in the Final Net Working Capital calculation), (d) sales commissions related to the sale of advertisements broadcast on the Stations after Closing, (e) current and long-term program rights liabilities arising out of, or attributable to, any period of time on or after the Closing Date, and (f) all other liabilities of Seller listed on Schedule 1.4 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller, including without limitation (i) any and all liabilities and obligations of or on behalf of Seller, the Persons to which the Equity Interests relate or their Affiliates for Taxes in respect of taxable periods (or portions thereof)

ending on or before the Effective Time and (ii) any fines, liabilities and obligations imposed by the FCC to the extent arising out of any tolling agreement the subject matter of which is attributable to the operation of the Stations or ownership of the Station Assets during the period prior to Closing (the “Retained Obligations”). Seller shall timely perform and discharge in accordance with their respective terms all Retained Obligations.
     1.5 Multi-Seller Station Contracts. If two or more companies that are a Seller under this Agreement are party to a Station Contract, Schedule 1.1(d) sets forth which party’s or parties’ rights and obligations under such Station Contract are being assigned to and assumed by Buyer (and included in the Station Assets and Assumed Obligations, as the case may be). The rights of each other Seller party to such Station Contract (the “Retained Party Rights”) and the obligations of each other Seller party to such Station Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Retained Obligations, as the case may be).
     1.6 Purchase Price; Deposit.
          (a) Purchase Price. In consideration for the sale of the Station Assets to Buyer, Buyer shall, at Closing, (i) pay Seller, by wire transfer of immediately available funds, an amount (the “Closing Purchase Price”) equal to One Billion Two Hundred Twenty-Five Million Dollars ($1,225,000,000.00) (the “Base Purchase Price”), increased by an amount by which the Estimated Net Working Capital (as defined in Section 1.7(b)) exceeds $45,000,000 (the “Target Net Working Capital”) or decreased by an amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, and (ii) assume the Assumed Obligations (such consideration, collectively and as adjusted pursuant to Section 1.7(f), the “Purchase Price”). The portion of the Purchase Price that is to be paid by Buyer to each company that is a Seller hereunder as consideration for the Station Assets being sold by such Seller shall be allocated in accordance with Section 1.8.
          (b) Deposit. On April 20, 2007, Buyer shall make a cash deposit in immediately available funds in an amount equal to $30,625,000 (the “Deposit”) with Deutsche Bank Trust Company Americas (the “Escrow Agent”) pursuant to the Escrow Agreement in the form of Exhibit B hereto (the “Escrow Agreement”) among Buyer, Clear Channel and the Escrow Agent. If Buyer does not make the Deposit on April 20, 2007, it shall be deemed to be a material breach of this Agreement for which Seller may terminate this Agreement as provided in Section 10.1(c). At Closing, the Deposit and any interest accrued thereon (net of all distributions made to Buyer pursuant to Section 3.3(a) of the Escrow Agreement (the “Buyer Tax Distributions”)) shall be disbursed to Seller and applied to the Closing Purchase Price. The Deposit and any interest thereon (net of all Buyer Tax Distributions) shall be disbursed to Seller if this Agreement is terminated for the reasons or in the circumstances provided in Section 10.5. If this Agreement is terminated for any other reason or in any other circumstances, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto at the Closing or within three (3) business days of any such termination, as applicable, and shall not, by any act or omission, delay or prevent any such disbursement.

     1.7 Net Working Capital.
          (a) Definition of Net Working Capital. “Net Working Capital” means an amount equal to the aggregate value of the current assets (other than the value of “Program Rights”) that are included in the Station Assets (which will exclude the value of cash, cash equivalents and other Excluded Assets) (“Working Capital Assets”) minus the aggregate value of the current liabilities (other than the value of “Program Rights”, “Due to Clear Channel” liabilities and Tax liabilities) that are included in the Assumed Obligations (“Working Capital Liabilities”), in each case calculated in accordance with GAAP, applied consistently with Seller’s past accounting practices with respect to the Stations; provided, however, that in calculating “Net Working Capital,” (i) all proper reserves and accruals with respect to Working Capital Assets and Working Capital Liabilities will be recorded, (ii) all accounting entries (including all liabilities and accruals) will be taken into account, in each case regardless of their amount, and all errors and omissions will be corrected and all proper adjustments made and (iii) any imbalance in the value of rights and obligations under trade, barter or similar agreements for the exchange of advertising time for goods or services will be disregarded. For illustration purposes only, Schedule 1.7(a) sets forth the manner of calculating Net Working Capital as of December 31, 2006. All calculations of Net Working Capital contemplated by this Section 1.7 shall be made in a manner consistent with the terms of this Section 1.7 and, to the greatest extent applicable, with Schedule 1.7(a).
          (b) Estimated Working Capital Adjustment. On or prior to the second business day prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Working Capital Statement”) setting forth Seller’s good faith estimate of the Net Working Capital as of the end of the last calendar month for which Seller has completed the closing of its books (the “Estimated Net Working Capital”) and providing reasonable detail with respect to the various components thereof. Estimated Net Working Capital shall be determined in accordance with GAAP, consistent with Seller’s past accounting practices with respect to the Stations, to the extent possible given the estimated nature of the statement.
          (c) Post-Closing Reconciliation. Within one-hundred twenty (120) days after the Effective Time, Seller will prepare and deliver to Buyer a statement (the “Reconciled Working Capital Statement”) setting forth Seller’s determination of the Net Working Capital as of the Effective Time (the “Reconciled Net Working Capital”) and providing reasonable detail with respect to the various components thereof. Reconciled Net Working Capital shall be determined in accordance with GAAP, consistent with Seller’s past accounting practices with respect to the Stations and consistent with the manner of determining the Estimated Net Working Capital. Buyer may object to the Reconciled Working Capital Statement within thirty (30) days after its receipt thereof by delivering to Seller a response to the Reconciled Working Capital Statement setting forth each line item of Working Capital Assets and Working Capital Liabilities that is disputed by Buyer, the particular elements comprising such line item that is disputed by Buyer and Buyer’s good faith determination of the correct amount of each such line item and element. Buyer will provide reasonable detail with respect to the nature of its dispute with each disputed line item and element and the manner of its determination of the amount(s) thereof.

          (d) Final Determination of Net Working Capital.
               (i) If Buyer does not deliver an objection to the Reconciled Working Capital Statement within the thirty-day period provided in Section 1.7(c), the Reconciled Net Working Capital shown on the Reconciled Working Capital Statement shall be deemed to be the amount of the “Final Net Working Capital” for purposes of making any adjustment required pursuant to Section 1.7(f).
               (ii) If Buyer delivers an objection to the Reconciled Working Capital Statement within the thirty-day period provided in Section 1.7(c) and, following good faith negotiation of the disputed items, Buyer and Seller reach agreement on the amount of the Reconciled Net Working Capital (whether by resolving each disputed item to their mutual satisfaction or compromising any or all disputed items), then the amount of Reconciled Net Working Capital so agreed by them shall be deemed to be the amount of the “Final Net Working Capital” for purposes of making any adjustment required pursuant to Section 1.7(f).
               (iii) If Buyer delivers an objection to the Reconciled Working Capital Statement within the thirty-day period provided in Section 1.7(c) and, following good faith negotiation of the disputed items, the difference in the amount of Reconciled Net Working Capital determined by Buyer and the amount of Reconciled Net Working Capital determined by Seller (after reflecting the resolution of any disputed items by the parties) is less than or equal to $50,000, then the arithmetic mean between such two amounts shall be deemed to be the amount of the “Final Net Working Capital” for purposes of making any adjustment required pursuant to Section 1.7(f).
               (iv) If Buyer delivers an objection to the Reconciled Working Capital Statement within the thirty-day period provided in Section 1.7(c) and, following good faith negotiation of the disputed items, the difference in the amount of Reconciled Net Working Capital determined by Buyer and the amount of Reconciled Net Working Capital determined by Seller (after reflecting the resolution of any disputed items by the parties) is greater than $50,000, then the amount of the “Final Net Working Capital” for purposes of making any adjustment required pursuant to Section 1.7(f) shall be determined in accordance with Section 1.7(e).
          (e) Resolution of Disputes.
               (i) In accordance with Section 1.7(d)(iv), Buyer and Seller shall promptly refer all remaining disputes concerning the Reconciled Net Working Capital to a “big four” accounting firm reasonably acceptable to Buyer and Seller (the “Independent Accounting Firm”), together with a statement of the amount of Reconciled Net Working Capital asserted by each party. The Independent Accounting Firm shall be instructed to resolve such disputes within sixty (60) days of the referral.
               (ii) Buyer and Seller will make available to the Independent Accounting Firm, at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 1.7(e), the work papers and back-up materials used in preparing the Reconciled Working Capital Statement and Buyer’s objections to the Reconciled Working Capital Statement, and the books and records of Seller relating to the Reconciled Net

Working Capital. Buyer and Seller shall have the right to meet jointly with the Independent Accounting Firm during this period and to present their respective positions. The Independent Accounting Firm’s decision shall be based solely on the presentations by Buyer and Seller and not by independent review. The Independent Accounting Firm shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The amount of the Reconciled Net Working Capital determined by the Independent Accounting Firm pursuant to this Section 1.7(e) will be the amount of the “Final Net Working Capital” for purposes of making any adjustment required pursuant to Section 1.7(f). The resolution of disputes by the Independent Accounting Firm and its determination of the Final Net Working Capital will be set forth in writing and will be conclusive and binding upon Buyer and Seller. The determination of the Final Net Working Capital by the Independent Accounting Firm will become final and binding upon the date of such determination.
               (iii) Buyer and Seller will each pay their own fees and expenses (including without limitation any fees and expenses of their accountants and other representatives) in connection with the resolution of disputes pursuant to this Section 1.7(e). Notwithstanding the foregoing, the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of disputes arising under this Section 1.7 will be paid by Buyer and Seller in proportion to the difference between the Final Net Working Capital determined by the Independent Accounting Firm and the respective amounts of Reconciled Net Working Capital asserted by each such party at the time of the initial referral of the Reconciled Working Capital Statement disputes to the Independent Accounting Firm.
          (f) Adjustments to Estimated Net Working Capital. The amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital shall be paid by Buyer to Seller. The amount, if any, by which the Estimated Net Working Capital exceeds the Final Net Working Capital shall be paid by Seller to Buyer. Any payment pursuant to this Section 1.7(f) will be (i) paid in immediately available funds by check or by wire transfer to such account as the recipient may specify to the payor(s) at least two (2) business days prior to the date of such payment, (ii) due and payable five (5) business days following the determination of Final Net Working Capital pursuant to Section 1.7(d) (and if necessary Section 1.7(e)) and (iii) deemed to be an adjustment to the Purchase Price.
          (g) Availability of Records. Seller will make available to Buyer and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at Buyer’s sole cost and expense), at any time during (i) the review by Buyer of the Reconciled Working Capital Statement and (ii) the pendency of any dispute resolution under Section 1.7(e), the books and records of Seller relevant to the Reconciled Net Working Capital.
     1.8 Allocation. The Purchase Price shall be allocated for Tax purposes among the various categories of Station Assets in accordance with their respective fair market values. Buyer and Seller shall negotiate such allocation of the Purchase Price for a period of ninety (90) days after Closing. If Buyer and Seller do not reach an agreement concerning the allocation of the Purchase Price within such time (or, if earlier, prior to any applicable filing deadline), then Buyer and Seller each may file their respective Tax Returns reflecting the allocation determined by it in accordance with requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). If Buyer and Seller reach such agreement, Buyer and Seller shall (a)

execute and file all Tax Returns in a manner consistent with such agreed allocation and (b) not take any position before any governmental or taxing authority or in any judicial proceeding that is inconsistent with such agreed allocation.
     1.9 Closing. Subject in any case to the prior termination of this Agreement pursuant to Section 10.1, the consummation of the sale and purchase of the Station Assets and the assignment and assumption of the Assumed Obligations provided for in this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. at 300 Convent Street, Suite 2200, San Antonio, Texas 78205, on or before the fifth business day after the date of the last to occur of the FCC Consent (as defined in Section 1.10(a), subject to extension pursuant to Section 1.10(f)) pursuant to the FCC’s initial order, the HSR Clearance (as defined in Section 1.10(c)) and the expiration of any period of notice to Station employees that is required for compliance with the WARN Act (as defined in Section 5.7(b)), or on such later day after receipt of such consents and expiration of any such notice period as Buyer and Seller may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Articles 6 or 7 below; provided, however, that notwithstanding the satisfaction of the waiver of the conditions set forth in Articles 6 and 7 below, Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period (as defined in Section 5.14(a)) specified by Buyer on no less than three (3) business days’ prior written notice to Seller and (b) the final day of the Marketing Period. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).
     1.10 Governmental Consents.
          (a) Within ten (10) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the FCC Application without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible; provided, however, except as provided in the following sentence, neither Buyer nor Seller shall be required to pay consideration to any third party to obtain FCC Consent. Buyer shall pay the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer and Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party. Neither Buyer nor Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Buyer and Seller shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its rights under Section 10.1.
          (b) Notwithstanding the foregoing, if the transfer of any Station to Buyer is not permitted by the applicable rules of the FCC, then the FCC Application shall contain a request by Buyer for a temporary waiver of the applicable FCC rule(s) for a period of no longer than nine (9) months from the Closing Date (the “Waiver”). As part of such Waiver request,

Buyer shall state its acceptance of any conditions to the Waiver imposed by the FCC that require Buyer to file commitments and FCC applications to assign the appropriate Stations to a trust controlled by a trustee engaged by, but independent of, Buyer (a “Trust”) if Buyer cannot achieve compliance with the applicable FCC rules within the Waiver period. Buyer shall be responsible for arranging all aspects of any third party sale or divestiture to a Trust as required by, and in accordance with, the Waiver. If (i) the Waiver request is denied by the FCC (or the staff of the FCC indicates that it is not reasonably likely that the FCC Application will be granted if it contains a request for a Waiver), or (ii) the FCC does not consent to the Waiver request on or before the date that is nine (9) months after the date of this Agreement (the “FCC Action Date”), or (iii) at such earlier time (including prior to the filing of the FCC Application), the respective special communications regulatory counsel of each of Seller and Buyer, in consultation with one another and in the exercise of their professional judgment, jointly determine that the elimination or exclusion, as applicable, of the Waiver request is reasonably necessary to obtain the FCC Consent, then, in lieu of the actions required above with respect to the Waiver, Buyer shall take all necessary action to cause its rights and obligations under this Agreement in respect of the Designated Station Assets (as defined in Section 11.2) to be assigned to, and assumed by, a Qualified Assignee (as defined in Section 11.2). Buyer shall be responsible for arranging all aspects of any necessary assignment to a Qualified Assignee, and in such a manner as to not delay the consummation of the transactions contemplated hereby.
          (c) If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Buyer.
          (d) Buyer agrees to take promptly any and all steps necessary to eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast law, rule or regulation (including the HSR Act or the FCC Media Ownership Rules) that may be required by the FCC, the FTC, the DOJ or any other U.S. federal, state or local or any applicable non-U.S. antitrust or competition governmental authority, in each case having competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the Divestiture (as defined below) of such assets or businesses as are required to be divested in order to obtain the FCC Consent and the HSR Clearance and to avoid the entry of (or to effect the dissolution of or vacate or lift) any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 1.10(d), if the FCC has not granted the FCC Consent (including the Waiver) and/or if the FTC or the DOJ has not granted the necessary approvals under the HSR Act, in each case as of the date that is ten (10) months following the date hereof, and if Seller, after consultation with Buyer and Buyer’s FCC and/or antitrust counsel, determines, or the FCC, the FTC or the DOJ has indicated, that a Divestiture is required to obtain the FCC Consent and/or the HSR Clearance, then Seller shall have the right to provide written notice of such determination or indication to Buyer (the “Divestiture Notice”). Upon receipt of the Divestiture Notice, Buyer shall promptly (and in all respects subject to the Termination Date (as defined in Section 10.1(d))) implement or cause to be implemented a Divestiture. For purposes of this Agreement, a “Divestiture” of any asset or business shall mean (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset (including transfer of such asset to a Trust); or (ii) the termination or amendment of any existing or contemplated Buyer’s governance structure or contemplated Buyer’s contractual or governance rights. Further, and for the avoidance of doubt, Buyer will take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FCC, the FTC, the DOJ, any authority enforcing applicable antitrust, competition, communications laws, any state Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition law or any communications law (in each case other than those relating to any Ordinary Course FCC Matter (as defined in Section 11.6)), would preclude consummation of the transactions contemplated by this Agreement on or before the Termination Date, as such date may be extended in accordance with Section 10.1(d).
          (e) Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall each provide the other party with the opportunity to review and comment on all documents to be filed by such party with any governmental agency and furnish the other party with such information and assistance as the other party may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
          (f) Notwithstanding anything to the contrary set forth in this Agreement, if Seller notifies Buyer at any time prior to Closing, whether before or after the Governmental Consents are obtained, that it is necessary to specify a new transferor, file any additional application for the FCC Consent or otherwise change the FCC Application or any filing under the HSR Act, the parties shall amend, withdraw, file or re-file, or otherwise modify the FCC Application and any filing under the HSR Act, when requested by Seller to make such change, whether minor or major, and each of the Termination Date and FCC Action Date shall automatically be extended by a number of days equal to the number of days from the date of this Agreement to the date the last filing is made with the FCC, FTC or DOJ pursuant to this Section 1.10(f).
          (g) The main station FCC Licenses expire on the dates set forth on Schedule 1.1(a). If the Stations include any stations for which the FCC has not granted a license renewal application, Seller shall continue to prosecute such renewal application. If the FCC Application is granted subject to a renewal condition, then the term “FCC Consent” shall mean FCC consent to the FCC Application and satisfaction of such renewal condition. In order to avoid disruption or delay in the processing of the FCC Applications, Buyer agrees, as a part of the FCC Applications, to request that the FCC apply its policy permitting the assignment of FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more renewal applications. Buyer agrees to make such representations and undertakings as are necessary or appropriate to invoke such policy, including without limitation undertakings to assume the position of the applicant with respect to any pending renewal applications and to assume the risks relating to such renewal applications. In addition, Buyer acknowledges that, to the extent reasonably necessary to expedite grant of a renewal application and thereby facilitate grant of the FCC Applications, Seller shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against a Station in connection with any pending complaints that such Station aired programming that contained obscene, indecent or profane material or in connection with the FCC’s inquiry regarding a Station’s airing of certain video news release or satellite media tour material or in connection with any other enforcement matters against a Station with respect to which the FCC may permit Seller to enter into a tolling agreement. Buyer and Seller shall consult in good faith with each other prior to Seller entering into any such tolling agreement. Neither Seller nor Buyer shall take any action that would reasonably be expected to materially delay, materially impede, or prevent receipt of the FCC Consent.
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller makes the following representations and warranties to Buyer:
     2.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Owned Real Property is located and in which the character of the Station Assets makes such qualification necessary. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     2.2 Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary actions of Seller and do not require any further authorization or consent of Seller. This Agreement has been duly and validly executed and delivered by Seller and, at the Closing, each Seller Ancillary Agreement will be duly and validly executed and delivered by Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and each other party thereto at the Closing will be, a legal, valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3 No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby does not (a) conflict with any organizational documents of Seller, (b) violate, conflict with, result in the loss of any benefit under, result in any breach of, cause a default under, result in the termination of or give rights of termination under any contract or agreement to which Seller is a party or by which it is bound, or

(c) violate or conflict with any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party, except, in any case described in such clauses (a) through (c), where such conflicts, violations, losses of benefits, breaches, defaults, terminations, rights of termination, failures to obtain such consents or approvals and/or failures to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Business (as defined in Section 11.6).
     2.4 FCC Licenses. Except as set forth on Schedule 2.4:
          (a) Seller is the holder of the FCC Licenses described on Schedule 1.1(a), which are all of the licenses, permits and authorizations required under the Communications Act of 1934, as amended (the “Communications Act”), for the present operation of the Stations. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending, or, to Seller’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or against Seller with respect to the Stations that could result in any such action. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the published rules, regulations and policies of the FCC. All material reports and filings required to be filed with the FCC by Seller with respect to the Stations have been timely filed. All such reports and filings are accurate and complete in all material respects.
          (b) Each Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. Except as set forth on Schedule 2.4, the Stations are broadcasting the DTV signal in accordance with such authorization in all material respects. Except as set forth on Schedule 2.4, the Stations are in compliance in all material respects with the FCC’s DTV build-out requirements. Except as set forth on Schedule 2.4, Seller has not leased, licensed, assigned, conveyed or otherwise encumbered any Station’s DTV spectrum or any portion thereof.
     2.5 Taxes. Seller has, in respect of the Business (as defined in Section 11.6), timely filed all material Tax Returns which are required to have been filed by it under applicable law, and all such Tax Returns are complete, true and correct in all material respects. Seller has fully and timely paid all material Taxes due and payable pursuant to such Tax Returns or pursuant to any assessments which have become payable, except for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Seller has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws. There are no Liens for Taxes on any of the Station Assets other than Permitted Liens. Seller is not a “foreign person” within the meaning of Section 1445 of the Code or Treasury Regulation section 1.1445-2(b).

     2.6 Equity Interests and Tangible Personal Property.
          (a) None of the Persons in which Seller owns Equity Interests are Subsidiaries. Except as set forth on Schedule 2.6(a), Seller has good and valid title to the Equity Interests free and clear of Liens, other than Assumed Obligations, Permitted Liens and restrictions on transfer under the Securities Act of 1933, as amended, and applicable state securities and “blue sky” laws.
          (b) Except as set forth on Schedule 2.6(b), Seller has good and valid title to the Tangible Personal Property free and clear of Liens, other than Assumed Obligations and Permitted Liens.
          (c) Except as set forth on Schedule 2.6(c), all material items of Tangible Personal Property are in good operating condition, ordinary wear and tear excepted. SUBJECT ONLY TO THE FOREGOING SENTENCE, THE TANGIBLE PERSONAL PROPERTY IS BEING SOLD TO BUYER ON AN “AS-IS” BASIS AND IN ITS PRESENT CONDITION, SUBJECT TO NORMAL WEAR AND TEAR AND DAMAGE FROM CASUALTY, AND SELLER HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE FITNESS OR CONDITION OF THE TANGIBLE PERSONAL PROPERTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE.
     2.7 Real Property.
          (a) Except as set forth on Schedule 2.7, Seller has good and marketable fee simple title to the Owned Real Property free and clear of Liens, other than Assumed Obligations and Permitted Liens. The Seller is not obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. Seller has certificates of occupancy for each material improvement on the Owned Real Property and Seller has complied in all material respects with all material conditions of such certificates of occupancy.
          (b) To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. BUYER AGREES AND ACKNOWLEDGES THAT IT IS PURCHASING THE OWNED REAL PROPERTY “AS-IS” AND IN ITS PRESENT CONDITION, SUBJECT TO NORMAL WEAR AND TEAR AND DAMAGE FROM CASUALTY.
     2.8 Contracts. Schedule 1.1(d) sets forth a true and complete list of all contracts, agreements and leases that relate exclusively to the operation of the Stations or the ownership of the Station Assets (including, without limitation, all contracts for the sale of advertising time, programming and film contracts, syndication contracts, national sales representation contacts, employment contacts, retransmission (must carry) contacts, distribution contracts and network affiliation contracts, collective bargaining agreements, Real Property leases, income-producing leases and agreements), other than (a) contracts for the sale of time on Stations which are for cash at rate card values consistent with prior practices for the periods in question and with not more than twelve (12) months remaining in their terms or (b) contracts which were entered into in the ordinary course of business and (i) which are terminable on thirty (30) days’ notice or less without penalty or premium, or (ii) did not impose monetary obligations on Seller in 2006, and are not reasonably expected to impose monetary obligations on Seller in 2007, in excess of $250,000 and which impose no material restrictions on the operation of the Stations. The Station Contracts requiring the consent of a third party to assignment are identified with an asterisk on Schedule 1.1(d). Each of the Station Contracts (including without limitation each of the Real Property Leases) is in full force and effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.
     2.9 Environmental. Except as set forth on Schedule 2.9, (a) no Hazardous Material regulated under any Environmental Law (as defined below) has been generated, stored, transported or released by or on behalf of Seller on, in, from or to the Real Property in violation of, or in a manner reasonably likely to result in the owner or operator of the Stations incurring material liability under, any applicable Environmental Laws; (b) Seller has complied in all material respects with all Environmental Laws applicable to the Stations and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all permits, licenses or other authorizations required by Environmental Law for the operation of the Stations; (c) no claims are pending or, to the knowledge of Seller, threatened against Seller, the Stations or the Real Property alleging a violation of or liability under Environmental Laws; (d) to the knowledge of Seller, no conditions exist at any of the Stations or any Real Property that would reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring material liability under Environmental Laws; and (e) to the knowledge of Seller, Seller has made available to Buyer copies of all material environmental assessment, audits, investigations or other similar environmental reports relating to the Stations or the Real Property that are in the possession, custody or control of Seller. For purposes of this Agreement, the following terms have the following meanings: (i) “Environmental Law” shall mean any applicable law, rule, regulation or other legal requirement, including common law, relating to the environment, natural resources, health or safety; and (ii) “Hazardous Materials” shall mean all materials, substances or wastes classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning, under Environmental Laws.
     2.10 Intangible Property and Licensed IP.
          (a) To Seller’s knowledge, Seller is the sole and exclusive owner of or has the right to use, sell, license or sublicense, as the case may be, the Intangible Property and the Licensed IP free and clear of Liens, other than Assumed Obligations and Permitted Liens.
          (b) Schedule 1.1(e) contains a list of all Intangible Property that is registered or the subject of an application for registration, and a description of all other material Intangible Property included in the Station Assets. Except as set forth on Schedule 2.10, (i) to Seller’s knowledge, Seller’s use of the Intangible Property and the Licensed IP does not infringe upon any third party rights in any material respect, (ii) no material Intangible Property or material Licensed IP is the subject of any pending or, to Seller’s knowledge, threatened legal proceedings claiming infringement or unauthorized use, (iii) Seller has not received any written notice that its use of any material Intangible Property or material Licensed IP is unauthorized or infringes upon or misappropriates the rights of any other person and (iv) to Seller’s knowledge, no third party is infringing on or misappropriating, in any material respect, any material Intangible Property or material Licensed IP.
     2.11 Employees. Except as set forth on Schedule 2.11, (a) Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Stations’ business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining and (b) there is no unfair labor practice charge or complaint against Seller in respect of the Stations’ business pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Stations’ business. Other than the collective bargaining agreements set forth on Schedule 1.1(d) and included in the Station Contracts (the “Collective Bargaining Agreements”), Seller is not party to any collective bargaining, union or similar agreement with respect to any of the Active Employees, the Inactive Employees or the Additional Employees, and to Seller’s knowledge, other than the labor union parties to the Collective Bargaining Agreements (the “Labor Unions”), no union represents or claims to represent or is attempting to organize any such employees. Except as set forth on Schedule 2.11, none of the Active Employees, the Inactive Employees or the Additional Employees participate in a multiemployer pension plan (within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is covered by Title IV of ERISA (a “Multiemployer Plan”) as to which there would be any material withdrawal liability if Seller were to completely withdraw from such plan as of the Effective Time and disregarding contributions attributable to any other business retained by Seller and its Affiliates.
     2.12 Insurance. Seller maintains insurance policies or other arrangements with respect to the Stations and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.
     2.13 Compliance with Law. Except as set forth on Schedule 2.13, (a) Seller has complied in all material respects with all laws, rules and regulations (including without limitation all FCC and Federal Aviation Administration rules and regulations) that are applicable to the operation of the Stations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Stations, and (b) to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Stations except those affecting the industry generally.
     2.14 Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller (a) that would have a Material Adverse Effect on the Business or (b) that questions the legality or propriety of the transactions contemplated by this Agreement or that could adversely affect the ability of Seller to perform its obligations hereunder in any material respect. Seller is not operating under or subject to any order, writ, injunction or decree relating to the Stations or the Station Assets of any court or governmental authority that would have a Material Adverse Effect on the Business.
     2.15 Financial Statements. Seller has provided to Buyer copies of the following combined financial statements of Clear Channel Television (a division of Clear Channel

Communications, Inc.) relating to the operation of the Stations (such financial statements, collectively, the “Financial Statements”): (a) the audited balance sheet as of each of the fiscal years ended December 31, 2005 and December 31, 2006 (such balance sheet as of December 31, 2006, the “Most Recent Audited Balance Sheet”), (b) the audited statements of cash flows for each of the fiscal years ended December 31, 2005 and December 31, 2006 and (c) the audited statements of operations for each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006. The Financial Statements have been derived from the books and records of Seller relating to the Stations, have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial position and results of operations and cash flows of the Stations as of the dates thereof and for the periods indicated therein.
     2.16 Absence of Certain Changes or Events. Since December 31, 2006, there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on the Business. Since December 31, 2006, the Stations have been operated in all material respects in the ordinary course of business consistent with past practice.
     2.17 Station Assets. The Station Assets include all material assets that are owned or leased by Seller and exclusively used or held for use in the operation of the Stations, as currently operated, except for the Excluded Assets. Except for finance, accounting, tax, legal, human resources and other corporate services provided to the Business by Clear Channel Communications, Inc. and its Affiliates and listed on Schedule 1.2(s), the Station Assets are sufficient for the operation of the Stations in the ordinary course of business, as conducted by Seller as of the date of this Agreement.
     2.18 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Most Recent Audited Balance Sheet, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Audited Balance Sheet and (c) for the Retained Obligations, Seller does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet or the notes thereto of the Business, other than those which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller:
     3.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified. Buyer has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

     3.2 Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized and approved by all necessary actions of Buyer and do not require any further authorization or consent of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, at the Closing, each Buyer Ancillary Agreement will be duly and validly executed and delivered by Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and each other party thereto at the Closing will be, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.3 No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby does not (a) conflict with any organizational documents of Buyer, (b) violate, conflict with, result in the loss of any benefit under, result in any breach of, cause a default under, result in the termination of or give rights of termination under any contract or agreement to which Buyer is a party or by which it is bound, or (c) violate or conflict with any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.
     3.4 Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer that questions the legality or propriety of the transactions contemplated by this Agreement or that could adversely affect the ability of Buyer to perform its obligations hereunder in any material respect.
     3.5 Qualification. Schedule 3.5 sets forth each Attributable Interest (as defined below). Subject to receipt of the Waiver or the assignment of the Designated Station Assets to a Qualified Assignee pursuant to Section 11.2, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act and the rules, regulations and policies of the FCC. Buyer is in compliance with Section 310(b) of the Communications Act and the FCC’s rules governing alien ownership. There are no facts or circumstances that would, under the Communications Act and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. Other than the Waiver and the Satellite Exemptions (as defined below), no waiver of or exemption from any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary for the FCC Consent to be obtained. There are no facts or circumstances that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent. “Attributable Interest” means any interest in any assets or businesses that are held by Buyer (or any person having an attributable ownership interest in Buyer as defined for purposes of applying the FCC Media Ownership Rules) that would, immediately following the Effective Time, result in a conflict with the FCC Media Ownership Rules (including without limitation the equity debt plus rules) including without limitation any such interest that Buyer (or such other person having an attributable interest in Buyer) is or may become obligated to acquire. “Satellite Exemptions” means the reauthorization of the existing exemptions from the FCC Media Ownership rules pursuant to Note 5 to 47 C.F.R. §73.3555 with respect to KOCW(TV) and KAAS-TV.
     3.6 Financing. Buyer has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price. To the extent that Buyer intends to finance any portion of the Purchase Price, Buyer has delivered to Seller true and correct copies of commitment letters from Buyer’s equity investors and lenders (the “Commitment Letters”) pursuant to which such investors and lenders have agreed, subject to the terms and conditions set forth therein, to provide the equity and debt financing for the transactions contemplated by this Agreement (the “Financing”). As of the date hereof, the Commitment Letters are in full force and effect without amendment or modification, are the valid and binding obligations of each party thereto, have not been withdrawn or rescinded in any respect, and all commitment fees required to be paid thereunder on or prior to the date of this Agreement have been paid and any commitment fees required to be paid thereunder after the date of this Agreement will be paid in full. Except as set forth in the Commitment Letters, there are no other conditions to the consummation of the Financing and Buyer has no reason to believe that any condition to the Commitment Letters will not be satisfied or waived prior to the Closing Date. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon the closing of the Financing, Buyer’s receipt of the proceeds of the Financing or Buyer’s ability to finance or pay the Purchase Price and that any failure of Buyer to consummate the transactions contemplated by this Agreement as a result of the foregoing shall constitute a material breach by Buyer of this Agreement and entitle Seller to receive the Deposit pursuant to Section 10.5.
     3.7 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer (or an Affiliate of Buyer) directly with Seller without the intervention of any party on behalf of Buyer in such manner as to give rise to any valid claim by any party against Seller for a finder’s fee, brokerage commission or similar payment.
     3.8 Solvency. Assuming (a) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, (b) the accuracy in all material respects of the representations and warranties of Seller set forth in Article 2 hereof (without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or expectation), (c) any estimates, projections or forecasts prepared by Seller and delivered to Buyer have been prepared by Seller in good faith based upon reasonable assumptions, and (d) the Required Financial Information (as defined in Section 5.14(b)) fairly presents the financial condition of the Business as at the end of the periods covered thereby and the results of operations of the Business for the periods covered thereby, then immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be Solvent (as defined below). For purposes of this Agreement: (a) “Solvent,” when used with respect to Buyer, means that, as of any date of determination (i) the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) Buyer will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) Buyer will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (b) “debt” means liability on a “claim”; (c) “claim,” for purposes of this Section 3.8, means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (d) “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.
     3.9 Other Interests. Except as set forth in Schedule 3.9, Buyer and its Affiliates hold no interest in any Person (as defined in Section 11.6) that operates a television station in the same language in the same geographic market (for purposes of Section 7 of the Clayton Antitrust Act of 1914 or any other applicable antitrust or competition law) with the business associated with the Station Assets.
ARTICLE 4: SELLER COVENANTS
     4.1 Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:
          (a) operate the Stations (i) in the ordinary course of business in a manner consistent with past practice, (ii) in all material respects, and in a manner consistent with past practice, in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders and (iii) in accordance with the Stations’ operating budgets, including, but not limited to, with regards to any capital expenditures, promotion and advertising;
          (b) not materially adversely modify, and in all material respects maintain in full force and effect, the FCC Licenses;
          (c) except as provided by Section 1.10(d), not, other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Assumed Obligations and Permitted Liens, and not dissolve, liquidate, merge or consolidate with any other entity;
          (d) maintain the Tangible Personal Property in the ordinary course of business and not pledge, subject to any Lien (other than Permitted Liens) or otherwise encumber the Tangible Personal Property;
          (e) maintain the Intangible Property and Licensed IP and not abandon or grant any license or sublicense of any rights under or with respect to any Intangible Property and Licensed IP other than in the ordinary course of business;

          (f) not pledge, subject to any Lien (other than Permitted Liens) or otherwise encumber the Equity Interests;
          (g) upon reasonable notice, give Buyer and its representatives reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in any manner that interferes with the operation of the Stations;
          (h) except in the ordinary course of business or as otherwise required by law, and provided that any such agreement or plan provides for the contingency of involuntary termination of employment with no more than six months severance, not (i) enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan), that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Stations, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement (if any);
          (i) use commercially reasonable efforts to maintain the Stations’ cable and DBS carriage existing as of the date of this Agreement, including making timely elections of must-carry or retransmission consents and negotiating new or extended retransmission consent agreements in the ordinary course of business, and Seller shall use its commercially reasonable efforts to extend any retransmission agreements that are scheduled to expire between the date hereof and the Effective Time, such agreements to be extended by 180 days with automatic 30 day renewals thereafter;
          (j) not make any material change to its method of accounting in effect at December 31, 2006 with regards to the Stations and the Station Assets except (i) as required by GAAP or as required by a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable law;
          (k) not enter into new Station Contracts that will be binding upon Buyer after Closing, except for (i) new time sales agreements and other Station Contracts made in the ordinary course of business that are terminable on ninety (90) days notice or less without penalty, (ii) other Station Contracts made with Buyer’s prior consent, and (iii) other Station Contracts that do not require post-Closing payments by Buyer of more than $100,000 per Station (in the aggregate for all such new contracts);
          (l) not amend any Station Contract in any material respect, except for such amendments made in the ordinary course of business or made with Buyer’s prior consent; and
          (m) not contractually agree to do any of the foregoing.
     For purposes of calculating the amount of said post-Closing payments by Buyer, if a contract is terminable by giving advance notice, then such amount shall include only the post-Closing amount that would be payable if a termination notice were given at Closing (whether or not such notice is in fact given), but in no event shall such amount be more than the amount payable absent such termination notice.

     4.2 CarSoup.com. Seller shall use its commercially reasonable efforts to obtain from the relevant parties to the March 2006 Option Agreement and the March 2006 Shareholders Agreement, a waiver of (a) all change of control and assignment provisions in connection with the transactions contemplated hereby, including without limitation waiver of the right to purchase Clear Channel Television, Inc.’s (“CCTV”) shares in CarSoup of Minnesota, Inc. (“CarSoup”) for $2,000,000 pursuant to Section 3 of the March 2006 Option Agreement and (b) the termination of CCTV’s right to retain its call options to purchase shares of CarSoup between March 1, 2009 and June 30, 2009, pursuant to Section 1 of the March 2006 Option Agreement.
     4.3 Telemundo. Seller shall use its commercially reasonable efforts to obtain an agreement in the form of, as appropriate, an amendment to or waiver of the affiliation agreements with Telemundo Network Group, LLC (“Telemundo”) deleting (a) the right of first refusal upon a sale of all or substantially all of the assets of KKEY-LP or KMUV-LP, and (b) the limitation on ownership of any interest in any other Spanish-language or English-language, Hispanic-themed television station in or serving the Bakersfield or Monterey DMA; provided, however, that this clause (b) shall not apply in the event of an assignment to a Qualified Assignee pursuant to Sections 1.10(b) and 11.2. In the event that the right of first refusal described in clause (a) above is not waived, the parties shall agree in good faith as to the value of the assets of KKEY-LP and KMUV-LP that will be offered to Telemundo pursuant to such right of first refusal.
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1 Confidentiality. Seller (or an Affiliate of Seller) and Buyer (or an Affiliate of Buyer) are parties to a nondisclosure agreement (the “NDA”) with respect to Seller and its stations. To the extent not already a direct party thereto, Buyer and Seller hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding Seller and its Affiliates and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except Buyer’s representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.
     5.2 Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.
     5.3 Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.

     5.4 Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
          (b) If prior to the Effective Time any material item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6, then:
               (i) Seller shall use commercially reasonable efforts to either repair such item so that it is thereafter in the condition described in Section 2.6 or replace such item; and
               (ii) if such repair or replacement is not completed prior to Closing, then the parties shall proceed to Closing (with Seller’s representations and warranties deemed modified to take into account any such condition) and Seller shall promptly so repair or replace such item after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), except that if such damage or destruction materially disrupts Station operations, then Buyer may postpone Closing until the date five (5) business days after operations are restored in all material respects, subject to Section 10.1.
          (c) If prior to Closing, a Station is off the air or operating at a power level that results in a material reduction in coverage from such Station’s coverage as of the date of this Agreement (a “Broadcast Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as possible in the ordinary course of business. Notwithstanding anything herein to the contrary, if prior to Closing there is a Broadcast Interruption in excess of 24 hours, then Buyer may postpone Closing until the date five (5) business days after the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1.
     5.5 Access to Information and Assets. Subject to the terms of the NDA and to the extent permitted by applicable law and contractual obligations binding on Seller, between the date of this Agreement and the Closing Date (or the date on which this Agreement is terminated pursuant to Section 10.1), Seller shall permit Buyer and its authorized agents, representatives and environmental consultants, upon reasonable notice, during normal business hours and in a manner that does not unduly disrupt the normal operations of the Stations or Seller, to have reasonable access to the Station Assets and all of Seller’s relevant books, records and documents of or relating to the Station Assets, and shall furnish to Buyer such information and data, financial records and other documents in its possession relating to the Station Assets as Buyer may reasonably request. Buyer shall have the option to obtain, at Buyer’s expense, Phase I environmental assessment reports regarding the Real Property (the “Phase I Reports”). If requested by Seller, Buyer shall provide copies of the Phase I Reports to Seller promptly after they are completed. If, in Buyer’s reasonable judgment and in the written opinion of an independent, qualified, nationally-recognized environmental consulting firm, with Seller’s prior agreement (which shall not be unreasonably withheld), Phase II environmental assessment reports (“Phase II Reports”) are necessary in light of the contents of the Phase I Reports, Buyer may obtain such Phase II Reports at Buyer’s sole expense. If requested by Seller, Buyer shall provide copies of the Phase II Reports to Seller promptly after they are completed. Buyer shall not disclose Phase I Reports, Phase II Reports or any information or matter contained or described therein to any governmental authority or any other Person, except with the prior written consent of Seller or as may be required by applicable law.
     5.6 Consents.
          (a) Seller shall use commercially reasonable efforts to obtain, and Buyer shall cooperate with Seller in obtaining, (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment by Buyer to any such third party or the incurrence by Buyer of any cost or expense), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents. Receipt of consent to assign to Buyer the Stations’ network affiliation agreements, studio and building leases, and main tower leases set forth on Schedule 5.6 (the “Required Consents”), and only such Required Consents, is a condition precedent to Buyer’s obligation to close under this Agreement.
          (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing and Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms (if applicable, to the extent of the benefits received) and indemnify and hold harmless Seller and its Affiliates for any costs, expenses or liabilities (including reasonable legal fees and expenses) incurred by them in connection with the enforcement of such Station Contract.
     5.7 Employees.
          (a) Buyer shall offer employment to each employee of Seller (other than any employee listed by Seller as an “Excluded Employee” on Schedule 5.7(a) (each such listed employee, an “Excluded Employee”)) who (i) is assigned to work exclusively in the operation of the Stations as of the Effective Time and is an active employee of Seller as of the Effective Time (collectively, “Active Employees”), (ii) is assigned to work exclusively in the operation of the Stations as of the Effective Time and is an inactive employee of Seller as of the Effective Time, including but not limited to employees on paid or unpaid leave of absence, short-term disability or long-term disability (collectively, “Inactive Employees”), or (iii) is listed by Seller as an “Additional Employee” on Schedule 5.7(a) (collectively, “Additional Employees”). Buyer shall offer employment effective as of the Effective Time to each Active Employee and Additional Employee who is actively employed as of the Effective Time. Buyer’s offer of employment to each Inactive Employee and each Additional Employee who is not actively employed as of the Effective Time shall be made promptly when such employee is eligible to return to active service; provided such employee has a right to re-employment under applicable laws or Seller’s employment policies. Such offers of employment to the Active Employees and the active Additional Employees shall be made at least ten (10) business days prior to the Closing Date and must remain outstanding for at least five (5) business days but in no event later than the business day immediately preceding the Closing Date. Buyer shall employ each such employee who accepts Buyer’s offer of employment prior to the Effective Time (collectively, the “Transferred Employees”) as of the Effective Time. At the Closing, Buyer shall provide Seller with a list of the Transferred Employees. Inactive Employees and inactive Additional Employees shall be treated as “Transferred Employees” when they commence work with Buyer. Schedule 5.7 shall include a complete list of the Active Employees, the Inactive Employees and the Additional Employees, and each such employee’s date of hire, salary or wage rate, bonus or commission opportunity and, if applicable, reason for inactive status.
          (b) Buyer assumes all responsibility for compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or all similar state and local laws, with respect to the Stations’ employees, and Buyer assumes any and all liabilities arising under the WARN Act or such state and local laws for any such non-compliance, whether such claims are made by any governmental authority or by any employee of the Stations.
          (c) Buyer covenants and agrees that, with respect to each Active Employee, Inactive Employee and Additional Employee to whom the Buyer is obligated to make an offer of employment pursuant to Section 5.7(a) (other than such employees who are subject to a collective bargaining agreement or party to an employment agreement or other agreement that provides for severance), such offer will be for a position of employment or as an independent contractor where there is no reduction in Base Pay (as defined in the “Clear Channel Severance Plan for Sales of Non-Core Radio and Television Stations” (the “Severance Plan”), which is attached hereto as Schedule 5.7(c)), or scheduled hours as determined immediately prior to the Effective Time and where the primary place of employment or performance of services does not require the employee to commute more than thirty (30) miles further than such employee’s commute as it existed at the Effective Time. Buyer further covenants and agrees that (i) Buyer shall initially employ each Transferred Employee, subject to Buyer’s standard human resources policies and procedures, (ii) for a period commencing at the Effective Time and ending on the earlier of (x) one year following the Effective Time and (y) termination of the applicable Transferred Employee’s employment with Buyer, Buyer shall pay each non-union Transferred Employee who does not have an existing employment agreement a salary or wage rate that is not less than the Base Pay paid to such Transferred Employee by Seller immediately prior to the Effective Time, and (iii) for a period commencing at the Effective Time and ending on the earlier of (x) one year following the Effective Time and (y) termination of the applicable Transferred Employee’s employment with Buyer, Buyer shall provide bonus or commission opportunities that are substantially comparable, in the aggregate, as those provided to the non-union Transferred Employees who do not have existing employment agreements by Seller immediately prior to the Effective Time (excluding all equity related, transaction bonus, retention bonus or similar incentive plans). With respect to the Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time (in accordance with Seller’s employment terms), including any retention or transaction bonus, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time (in accordance with Buyer’s employment terms). Buyer shall grant credit to each Transferred Employee for all unused vacation and sick leave accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such vacation and sick leave to such employees (such obligations being a part of the Assumed Obligations) to the extent included in the Final Net Working Capital calculation.

          (d) Without limiting Section 5.7(c), Buyer will provide each non-union Transferred Employee who does not have an existing employment agreement and who experiences a termination of employment without “cause” (as reasonably defined in Buyer’s severance plan) during the one-year period following the Effective Time with cash severance pay subject to the terms of Buyer’s severance plan that is not less than the amount of cash severance pay in accordance with the levels set forth in Section III of the Severance Plan and using such Transferred Employee’s salary and service (including past service) as of the date of termination. If Buyer does not maintain an Applicable Base Benefit rate (“ABBR”) for commissioned or partially-commissioned employees, such employees’ base pay will be calculated on the basis of such employee’s average monthly salary, wages and commissions paid during the three-month period preceding the date of termination.
          (e) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in ERISA) in which similarly situated employees of Buyer are generally eligible to participate (or if Buyer does not have such plans or does not have similarly situated employees, Buyer shall establish or make available employee welfare benefit plans and employee pension benefit plans, in which Transferred Employees (and their spouses and dependents) will be entitled to participate, having terms and conditions that provide benefits to such participants that are substantially comparable, in the aggregate, to the benefits provided to such participants under Seller’s plans immediately prior to Closing), with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with Buyer for purposes of eligibility, waiting periods, vesting periods and differential benefits based on length of service (but without duplication of benefits), and with credit under any welfare benefit plan for any deductibles or co-insurance paid for the current plan year under any plan maintained by Seller.
          (f) Buyer shall also permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances into Buyer’s 401(k) plan as soon as administratively feasible after Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
          (g) Buyer shall recognize each Labor Union as the exclusive representative of the specific group of Transferred Employees that such Labor Union represents pursuant to the Collective Bargaining Agreement to which it is a party. Buyer shall adopt each Collective Bargaining Agreement and assume all obligations under such Collective Bargaining Agreement that arise out of, or are attributable to, the period from and after the Effective Time and the obligation for payment of all wages and other cash compensation accrued as of the Effective Time, solely to the extent included in the Final Net Working Capital Calculation, and all other costs and liabilities between Seller and such Labor Union applicable to such collective bargaining relationship (excluding any withdrawal liabilities under any Multiemployer Plan and all contributions due to any Multiemployer Plans, both with respect to the period (or portion thereof) prior to the Effective Time, and all wages or other cash compensation accrued as of the Effective Time, except to the extent included in the Final Net Working Capital calculation).

          (h) With respect to each Multiemployer Plan set forth in Schedule 2.11, in accordance with Section 4204 of ERISA to avoid any complete or partial withdrawal from any such Multiemployer Plan, the parties agree as follows:
               (i) Buyer shall continue to contribute to such Multiemployer Plan with respect to the operations associated with the Station Assets in substantially the same number of contribution base units to which Seller had an obligation to contribute to such Multiemployer Plan as of the Closing; and
               (ii) Buyer shall provide to the Multiemployer Plan a bond or other surety acceptable to the Multiemployer Plan that conforms to all the requirements of Section 4204(a)(1)(B) of ERISA; and
               (iii) if Buyer withdraws in a complete withdrawal, or partial withdrawal with respect to the operations associated with the Station Assets, from such Multiemployer Plan during the first five plan years following the Closing, notwithstanding Seller’s indemnification rights set forth in Section 9 herein, Seller shall be secondarily liable for any withdrawal liability Seller would have had to such Multiemployer Plan with respect to the operations associated with the Station Assets (but for the operation of Section 4204 of ERISA), if the liability of Buyer with respect to such Multiemployer Plan is not paid.
          The Seller and Buyer shall reasonably cooperate to determine the amount of potential withdrawal liability in the event a complete withdrawal from the IBEW Pacific Coast Pension Fund occurred as of the Closing Date. The Buyer expects that such potential liability to be approximately $375,000 and that there is no additional cost to the Buyer arising by reason of complying with Section 4204 of ERISA with respect to the transactions contemplated by this Agreement. If Buyer or its successors or assigns were to incur complete or partial withdrawal from the IBEW Pacific Coast Pension Fund and its withdrawal liability is greater than $562,500 by reason of complying with Section 4204, then the Seller shall pay to the Buyer and its successors or assigns an amount equal to the net after-tax cost (i.e. taking into account the deductibility of any such payment) of such liability.
     5.8 1031 Exchange. Upon Seller’s reasonable request to Buyer, Buyer shall, at no cost or obligation to Buyer, cooperate in structuring and completing Seller’s transfer of the Station Assets (or part thereof) so as to effect a transfer by Seller of “relinquished property” in connection with a multiple party like-kind exchange pursuant to Section 1031 of the Code; provided that such like-kind exchange pursuant to Section 1031 of the Code shall not, directly or indirectly, affect Buyer’s Tax consequences of the purchase and ownership of the Station Assets as compared to Buyer’s Tax consequences absent such an exchange. In particular, Buyer hereby consents to the assignment of the Station Assets (or part thereof) to a “qualified intermediary” or an “exchange accommodation titleholder” prior to the Closing and the assignment by Seller to such “qualified intermediary” or “exchange accommodation titleholder” of Seller’s right to receive the Purchase Price. The terms “qualified intermediary” and “relinquished property” as used herein shall have the meanings ascribed to them in Treasury Regulations section 1.1031(k)-1, and the term “exchange accommodation titleholder” as used herein shall have the meaning ascribed to it in Rev. Proc. 2000-37, 2 C.B. 308. Nothing in this Section 5.8 is intended to relieve any party from its obligations hereunder.

     5.9 Real Property Surveys and Title Commitments. Buyer shall have the responsibility to obtain, at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Real Property that is leased pursuant to a Real Property Lease (collectively the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Seller shall provide Buyer with any existing Title Commitments and Surveys. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs and will contain no exceptions except for Permitted Liens. Unless there is a compelling reason otherwise, Chicago Title Insurance Company – San Antonio NBU (Carol Perry and Doug Becker) shall be used to issue the Title Commitments. Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys, provided that Seller shall not be required to incur any cost, expense or other liability in connection therewith. If the Title Commitments or Surveys reveal any Lien on the title other than Permitted Liens, Buyer shall notify Seller in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not a Permitted Lien, and Seller agrees to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.
     5.10 Actions. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its Affiliates with respect to the Stations, whether or not any party has notified the other of a claim for indemnification with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request.
     5.11 Notice of Developments. Prior to the Closing, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller’s representations or warranties as of the date of this Agreement, or if Seller or Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such material breach require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any material breach of any covenant of any Seller in this Agreement or of the occurrence of any event that will make satisfaction of the conditions in Section 7.1 impossible or unlikely. The disclosure and supplements by Seller pursuant to this Section 5.11, to the extent that Seller notifies Buyer in writing simultaneous with the delivery of such disclosure or supplement to Buyer that the (i) breach or breaches that are the subject of such disclosure or supplement have made or are reasonably expected to make the satisfaction of the conditions in Section 7.1 impossible or unlikely and (ii) as a result of such breach or breaches, the Buyer has the right to not close the transactions contemplated by this Agreement (a “Material Disclosure/Supplement”), shall be deemed to amend or supplement the Schedules attached hereto for purposes of post-Closing indemnification claims under Article 9 (but not for purposes of Sections 7.1(a) and (b)).

     5.12 DTV. Buyer acknowledges that, if applicable as provided by Schedule 5.12, the DTV construction at certain Stations must be timely completed to meet replication/maximization requirements for interference protection or to meet other applicable FCC requirements. Seller shall commence such work in the ordinary course of business, but completion thereof is not a condition to Closing.
     5.13 Transition Services. Buyer shall have the right upon notice to Seller at least fifteen (15) days prior to the Closing to elect to receive any or all of the services identified on Schedule 1.2(s), excluding legal services (collectively, the “Transition Services”). Upon such election, Buyer and Seller shall enter into a transition services agreement under which Seller shall provide the Transition Services for a period designated by Buyer not to exceed 150 days for accounting services and 120 days for all other Transition Services following the Effective Time, at a cost based on the pro rata portion of the annual cost estimate of such services, which cost estimate shall be consistent with past practices.
     5.14 Financing.
          (a) Buyer shall use its commercially reasonable efforts to (i) arrange and obtain the Financing on the terms and conditions described in the Commitment Letters; (ii) enter into definitive agreements with respect thereto on the terms and conditions reflected in the Commitment Letters or on other terms no less favorable in any material respect in the aggregate to Buyer, which agreements shall be in effect no later than the Closing; (iii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control and (iv) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letters, (A) Buyer shall promptly notify Seller, (B) Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 5.14 being referred to as the “Financing Agreements”). For the avoidance of doubt, in the event that (i) all or any portion of the Financing structured as high yield financing has not been consummated; (ii) all conditions set forth in Articles 6 and 7 hereof have been satisfied or waived (other than conditions that are satisfied by action taken at the Closing); and (iii) the bridge facilities contemplated by the Commitment Letters or the fee letter thereto are available on terms and conditions described in the Commitment Letters, then Buyer shall agree to use the bridge facility contemplated by the Commitment Letters governing the debt Financing (the “Debt Commitment Letters”), or the fee letter thereto, if necessary, to replace such high yield financing no later than the last date of the Marketing Period. In furtherance of the provisions of this Section 5.14, one or more Debt Commitment Letters may be amended, amended and restated, supplemented or otherwise modified or superseded to add one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities, to replace or otherwise modify the Debt Commitment Letters, or otherwise (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not (i) adversely amend the conditions to the Financing set forth in the Debt Commitment Letters (the “Debt Financing”), in any material respect, (ii) reasonably be expected to delay or prevent the Closing, or (iii) reduce the aggregate amount of available Debt

Financing. Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Financing Commitments to the extent then in effect. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive business days after the date hereof throughout which (A) Buyer shall have the Required Financial Information that Seller is required to provide to Buyer pursuant to Section 5.14(b) and such Required Financial Information shall be Compliant (as defined in Section 5.14(b)), and (B) the conditions set forth in Article 6 and Article 7 (other than conditions that are satisfied by action taken at the Closing) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 7 (other than conditions that are satisfied by action taken at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive business day period and (C) the auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information. Buyer shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give Seller prompt notice of any material breach by any party of any of the Commitment Letters or any New Debt Financing Commitment of which Buyer becomes aware or any termination thereof, and (z) otherwise keep Seller reasonably informed of the status of the Buyer’s efforts to arrange the Financing (or any replacement thereof).
          (b) Seller shall and shall cause it subsidiaries, and their respective officers, employees, consultants and advisors, including legal and accounting of Seller and its subsidiaries, to cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its subsidiaries or otherwise impair, in any material respect, the ability of any officer or executive of Seller to carry out their duties to Seller). Such cooperation by Seller shall include, at the reasonable request of Buyer, (i) (x) preparing and furnishing business projections, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements resold under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Commitment Letters, all as may be reasonably requested by Buyer and (y) delivery of audited consolidated financial statements of the Business for the fiscal year ended December 31, 2006 and, if relevant, for the fiscal year ended December 31, 2007 and, if relevant, for the fiscal year ended December 31, 2008, within ninety (90) days of such fiscal year end and unaudited consolidated financial statements of the Business for each fiscal quarter after December 31, 2006 within forty-five (45) days after each such fiscal quarter (such financial statements, together with the materials in clause (x), the “Required Financial Information”), which Required Financial Information shall be Compliant; (ii) making Seller’s representatives available to assist in the Financing, including participation in a reasonable number of meetings, presentations (including management presentations), road shows, drafting sessions, due diligence sessions and sessions with rating agencies, including one or more meetings with prospective lenders, and assistance with the preparation of materials for rating agency presentations, projections, offering documents and similar documents required in connection with the Financing; (iii) reasonably cooperating with the marketing efforts of the Debt Financing; (iv) obtaining or providing customary accountants’ comfort letters, consent, legal opinion, survey and title insurance as requested by Buyer along with such assistance and cooperation from such independent accountants and other professional advisors as reasonably requested by Buyer; (v)

taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Business’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; (vi) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including obtaining any rating agencies’ confirmations or approvals for the Financing; and (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer to permit the consummation of the Financing. Seller hereby consents to the use of its and its subsidiaries’ logos in connection with the Financing. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. Buyer shall, promptly upon request by Seller following the valid termination of this Agreement (other than in the case where the Deposit is paid to Buyer under the terms of this Agreement), reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or any of its subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless Seller and its subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith (other than information provided by Seller or its subsidiaries). As used in this Section 5.14(b), “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Business and its subsidiaries necessary in order to make such Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Commitment Letters.
     5.15 Fulfillment of Conditions. Seller will use commercially reasonable efforts to satisfy each of the conditions for Closing of Buyer set forth in Article 7, and Buyer will use commercially reasonable efforts to satisfy each of the conditions for Closing of Seller set forth in Article 6.
     5.16 Non-Solicitation; Confidentiality.
          (a) For a period of two years following the Closing Date, Seller shall not, and shall cause its directors, officers, employees and Affiliates not to, without the prior written consent of Buyer: (i) cause, solicit, induce or encourage any Transferred Employee to leave employment with Buyer, or hire, employ or otherwise engage any such Transferred Employee; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, in each case if such actual or prospective relationship is known to Seller, to terminate or modify any such actual or prospective relationship. The foregoing restriction in clause (i) shall not apply to the solicitation, hiring or engagement of any Transferred Employee pursuant to a publicly disseminated job advertisement or posting or other recruiting effort not specifically directed at any Transferred Employee.

          (b) For a period of two years following the Closing Date, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 5.16(b), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure in violation of this Section 5.16(b).
          (c) The covenants and undertakings contained in this Section 5.16 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.16 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.16 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.16 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.16 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
     5.17 Delivery of Schedules. Within thirty (30) days following the date of this Agreement, except with respect to Schedule 5.6, which is attached hereto in final form, Seller shall provide Buyer with final schedules hereto (the “Schedules”), revised in accordance with Buyer’s comments delivered with Buyer’s final bid letter (the “Schedule Comments”) dated April 18, 2007, subject to any reasonable changes as Buyer and Seller shall mutually agree; provided, however, that Buyer’s comment in the Schedule Comments that Seller list for each Station Contract such contract’s name, date and parties thereto shall be disregarded. The parties acknowledge and agree that certain portions of the Schedules will be provided in the form of electronic copies of documents downloaded to a DVD (the “DVD”) from the Intralinks Data Room for Project ChannelSurfer to which Buyer has had access to conduct due diligence in connection with the transactions contemplated hereby (the “Data Room”). Seller shall use its best efforts to cause the DVD to be delivered to Buyer as soon as practicable but in no event later than April 25, 2007. The Seller covenants and agrees that the DVD shall contain true, accurate and complete copies of the referenced documents in the Data Room on the date hereof.
     5.18 Marketing Cooperation. Seller acknowledges that Buyer intends to market certain Stations to third parties in anticipation of the consummation of the transactions contemplated hereby, and Seller agrees to, and agrees to cause its respective officers, employees, consultants and advisors of Seller to, cooperate with Buyer as Buyer shall reasonably request, in the marketing of such Stations (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or otherwise impair, in any material respect, the ability of any officer or executive of Seller to carry out their duties to Seller), including (i) preparing and furnishing business projections, financial statements, pro forma statements and other financial data and pertinent information regarding the applicable Stations; (ii) making Seller’s representatives available to assist in the marketing process, including meeting with Buyer’s investment banking firm engaged in connection with such marketing process, assisting in preparing marketing materials and participating in a reasonable number of meetings and presentations (including management presentations), and (iii) providing access to and assistance with prospective purchasers’ due diligence review of such Stations and providing access to key personnel of the relevant Stations.
     5.19 NexGen TV Source Code. Buyer covenants and agrees that it shall use the NexGen TV source code that is included in the Station Assets (and any modifications thereto and derivative works based thereon) (the “Source Code”) solely in connection with Buyer’s ownership and operation of the Stations and other television stations acquired by Buyer after the date of this Agreement, and Buyer shall not sell, assign, license or grant any of its rights with respect to the Source Code to any other Person, or otherwise permit any other Person to possess or use the Source Code in any manner, other than to a Person that acquires one of more of the Stations from Buyer or its Affiliates. Buyer acknowledges and agrees that Clear Channel Communications, Inc. and its Affiliates are using and may continue to use, and that Seller is not conveying to Buyer, certain software, firmware and hardware that may have previously been used in connection with or bundled with the Source Code or into which the Source Code may have been previously integrated, and Buyer covenants and agrees that it will not make any claim or initiate or maintain any suit or other proceeding against Clear Channel Communications, Inc. and its Affiliates in respect of such retained software, firmware and hardware or the use, sale, assignment, license or other disposition thereof.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1 Representations and Covenants.
          (a) All representations and warranties of Buyer contained in this Agreement (without giving effect to any qualifications regarding materiality, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Buyer contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
     6.2 Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     6.3 FCC Authorization. The FCC Consent pursuant to the FCC’s initial order shall have been obtained. The parties understand and agree that the obligation of Seller to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order (as defined in Section 11.6).
     6.4 Hart-Scott-Rodino. If applicable, the HSR Clearance shall have been obtained.
     6.5 Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
     6.6 Consents. The Required Consents (if any) shall have been obtained.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1 Representations and Covenants.
          (a) All representations and warranties of Seller contained in this Agreement (without giving effect to any qualifications regarding materiality, including the words “Material Adverse Effect,” “material,” “in all material respects” or like words) shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Seller contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

     7.2 Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3 FCC Authorization. The FCC Consent pursuant to the FCC’s initial order shall have been obtained. The parties understand and agree that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order.
     7.4 Hart-Scott-Rodino. If applicable, the HSR Clearance shall have been obtained.
     7.5 Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
     7.6 Consents. The Required Consents shall have been obtained; provided, however in the case of any leases that are the subject of a Required Consent, the Seller may provide to Buyer, in lieu of such Required Consent, and at Seller’s sole cost and expense, a lease of substantially equivalent property and/or equipment (as applicable).
     7.7 Katz Representation Agreements. Seller shall have obtained an amendment to the representation agreements between Seller and Katz Millennium Sales & Marketing Inc. (“Millennium”) deleting the requirement that any assignee of the representation agreements entered into between Millennium and Seller (the “Representation Agreements”) pay Millennium commissions at the rate of 10% of Station Net Billing arising from the broadcast of National Broadcast Advertising (as such terms are defined in the Representation Agreements).
     7.8 New Seller Leases. Each of the New Seller Leases shall have been amended to (a) permit the tenant to assign its rights and obligations under such New Seller Lease without landlord consent to a transferee of the applicable Station and (b) provide that, upon such transfer, the tenant shall be relieved of all obligations or liabilities under such New Seller Lease that relate to the period from and after such transfer.
     7.9 Material Adverse Change. Since the date of this Agreement, there shall have not occurred a Material Adverse Effect on the Business.
ARTICLE 8: CLOSING DELIVERIES
     8.1 Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (a) a certificate executed by Seller’s secretary or assistant secretary evidencing authorization by Seller’s board of directors or other governing body for the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (b) the certificate described in Section 7.1(c);
          (c) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer;

          (d) an assignment and assumption of contracts assigning the Station Contracts (including the Real Property Leases, if any) from Seller to Buyer;
          (e) special warranty deeds conveying the Owned Real Property from Seller to Buyer;
          (f) an assignment of marks assigning the Stations’ registered marks listed on Schedule 1.1(e) (if any) and all goodwill associated therewith from Seller to Buyer;
          (g) domain name transfers assigning the Stations’ domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer following customary procedures of the domain name administrator;
          (h) an assignment of any copyrights and patents listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (i) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;
          (j) a bill of sale conveying the other Station Assets from Seller to Buyer;
          (k) an assignment and assumption assigning the Assumed Obligations from Seller to Buyer;
          (l) the New Seller Leases, the License and all new contracts otherwise required by this Agreement;
          (m) any other instruments of transfer that may be reasonably necessary to convey the Station Assets from Seller to Buyer free and clear of all Liens, except for Assumed Obligations and Permitted Liens; and
          (n) a certificate in accordance with Section 1445(b)(2) of the Code and Treasury Regulations section 1.1445-2(b) certifying that Seller is not a “foreign person” and any required analogous state specific certifications.
     8.2 Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
          (a) the Closing Purchase Price in accordance with Section 1.6(a) hereof;
          (b) a certificate executed by Buyer’s secretary or assistant secretary evidencing authorization by Buyer’s board of directors or other governing body for the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (c) the certificate described in Section 6.1(c);
          (d) an assignment of FCC authorizations assuming the FCC Licenses from Seller to both Buyer and its Qualified Assignee, as applicable;

          (e) an assignment and assumption of contracts assuming the Station Contracts (including the Real Property Leases, if any) from Seller;
          (f) an assignment of marks assuming the Stations’ registered marks listed on Schedule 1.1(e) (if any) and all goodwill associated therewith from Seller;
          (g) domain name transfers assuming the Stations’ domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer following customary procedures of the domain name administrator;
          (h) an assignment of any copyrights and patents listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (i) an assignment and assumption assuming the Assumed Obligations from Seller;
          (j) the New Seller Leases, the License and all new contracts otherwise required by this Agreement;
          (k) copies of any documents and filings required in connection with the payment by Buyer of all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement; and
          (l) any other instruments of conveyance, assumption and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets and the Assumed Obligations from Seller to Buyer, free and clear of Liens, except for Assumed Obligations and Permitted Liens.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1 Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except (a) those under Section 2.5 (Taxes), Section 2.6(a) (Equity Interests, title), Section 2.6(b) (Personal Property, title), Section 2.7(a) (Real Property, title) and Section 2.10(a) (Intangible Property and Licensed IP, title) (collectively, the “Tax and Title Representations”) and Section 2.9 (Environmental), all of which shall survive until ninety (90) days following the expiration of any applicable statute of limitations, and (b) that if within such twelve (12) month period the indemnified party gives the indemnifying party proper written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive (with respect to only the subject matter of such written notice) until the earlier of resolution of such claim or expiration of the applicable statute of limitations. The covenants and agreements in this Agreement shall survive Closing until performed and discharged in full.
     9.2 Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, claims, obligations, deficiencies, demands, judgments, penalties, actions, causes of action, assessments, awards and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by a Buyer Indemnified Party arising out of or resulting from:
               (i) any breach by Seller of its representations and warranties made under this Agreement; or
               (ii) any breach by Seller of any covenant or agreement made under this Agreement; or
               (iii) the Retained Obligations;
               (iv) the ownership, business or operation of the Stations before the Effective Time, except for the Assumed Obligations; or
               (v) (A) any and all Taxes of Seller, (B) and any and all Taxes with respect to the Station Assets (including without limitation, Taxes of the Persons (or their Affiliates) to which the Equity Interests relate) (1) for any taxable period ending on or before the Effective Time, or (2) for the pre-Effective Time portion of any taxable period that begins prior to the Effective Time and ends after the Effective Time and (C) the Section 1031 like-kind exchange undertaken pursuant to Section 5.8, including any Taxes with respect thereto.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to the Buyer Indemnified Parties under Section 9.2(a)(i), other than for Damages arising out of or resulting from breaches of any Tax and Title Representations, until the Buyer Indemnified Parties’ aggregate Damages under Section 9.2(a)(i) exceed an amount equal to $9,187,500 (the “Deductible”), after which Seller will be liable for Damages under Section 9.2(a)(i) only in excess of the Deductible, and (ii) the maximum aggregate liability of Seller under Section 9.2(a)(i) other than for Damages arising out of or resulting from breaches of any Tax and Title Representations shall be an amount equal to $91,875,000.
          (c) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by a Seller Indemnified Party arising out of or resulting from:
               (i) any breach by Buyer of its representations and warranties made under this Agreement; or
               (ii) any breach by Buyer of any covenant or agreement made under this Agreement; or
               (iii) the Assumed Obligations; or
               (iv) the ownership, business or operation of the Stations after the Effective Time.

          (d) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Damages hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
     9.3 Procedures for Third Party Claims.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:
               (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
               (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of an unqualified release from all liability in respect of such Claim; and
               (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim, and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
     9.4 No Special Damages. No indemnifying party shall be liable to any indemnified party for indirect, consequential, punitive or special damages.
     9.5 Offset. The amount of any Damages indemnifiable by any indemnifying party to any indemnified party pursuant to this Article 9 will be reduced to reflect (a) the value of any quantifiable net Tax benefit (whether monetary or otherwise and taking into account the Tax cost attributable to the receipt of the indemnity payments) if and when actually realized, directly or indirectly, by the indemnified party as a result of such Damages and (b) the amount of any insurance proceeds received by such indemnified party in respect of such Damages. For purposes of this Agreement, an indemnified party shall be deemed to have “actually realized” a net Tax benefit in any taxable year to the extent that, during such taxable year, the amount of Taxes payable by such indemnified party for such taxable year is reduced below the amount of Taxes that such indemnified party would have been required to pay but for the incurrence or payment of such indemnified Damages.
     9.6 Indemnification not Affected by Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, shall not be affected by any investigation conducted with at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
     9.7 Treatment of Indemnity Benefits. All payments made by Seller or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.
     9.8 Environmental Liabilities. Notwithstanding anything herein to the contrary, with respect to any claim for indemnification regarding any breach of any representation or warranty under Section 2.9 or for any Retained Obligations relating to or arising under Environmental Laws, or hazardous or toxic substances or wastes regulated under Environmental Laws, Seller shall have no obligation to indemnify or hold harmless a Buyer Indemnified Party for any Damages that: (a) would not have arisen but for any intrusive investigation (including any soil, groundwater or surface water sampling) by Buyer or any of its agents or representatives, except to the extent such intrusive investigation was consented to by Seller pursuant to Section 5.5, was required by Environmental Laws (or permits thereunder) or a federal, state or local governmental authority or was necessary, in the reasonable opinion of Buyer, to address a significant risk to human health and safety; or (b) exceed the cost to meet or impose the least stringent, most cost-effective standard or remedy required by applicable Environmental Laws that is consistent with the commercial or industrial use of the site as of the Closing Date, as applicable (including any site-specific standards based on risk assessments and any remedies or standards that require or are limited to the imposition of deed restrictions, land use restrictions or monitored natural attenuation), provided that such remedy is acceptable to (i) the governmental authority with jurisdiction over the condition if the approval of such governmental authority is required therefor under applicable Environmental Laws and (ii) any landlord (with respect to conditions on leased real property) if the approval of such landlord is required therefor under the applicable lease. Notwithstanding the foregoing, Buyer may clean up to more stringent standards, but the increased cost shall be borne by Buyer and not subject to indemnification by Seller.
     9.9 Exclusive Remedy. The parties to this Agreement hereby acknowledge and agree that, except in the case of fraud, the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement (including any certificate delivered pursuant to

Section 6.1(c) or Section 7.1(c)) or the transactions contemplated hereby shall be (a) their respective rights to indemnification set forth in this Article 9 in accordance with this Article 9 and as such rights may be limited by the provisions of this Article 9 and (b) their respective rights to seek specific performance or other equitable remedies as provided by Section 10.4. In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud, any and all rights, claims and causes of action it may have against the other arising under or based upon any federal, state or local law, rule or regulation (including (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law) under this Agreement or otherwise relating to the subject matter of this Agreement (including any certificate delivered pursuant to Section 6.1(c) or Section 7.1(c)) or the transactions contemplated hereby.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1 Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written agreement of Buyer and Seller;
          (b) by written notice of Buyer to Seller if (i) Buyer is not in material breach of its obligations under this Agreement, (ii) Seller breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Seller breaches and defaults that are not cured within the Cure Period (as defined in Section 10.2) would prevent the conditions to the obligations of Buyer set forth in Section 7.1 from being satisfied;
          (c) by written notice of Seller to Buyer if (i) Seller is not in material breach of its obligations under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Seller set forth in Section 6.1 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligations to make the Deposit on April 20, 2007 and to pay the Closing Purchase Price at Closing; or
          (d) subject to Section 1.10(f), by written notice of either party to the other party if Closing does not occur by the date twelve (12) months after the date of this Agreement (the “Termination Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination; provided that if, as of the Termination Date, all conditions to this Agreement have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition that the FCC Consent be obtained (as set forth in Section 6.3 and Section 7.3) or the condition that the HSR Clearance be obtained (as set forth in Section 6.4 and Section 7.4), then either (i) Buyer, if the FCC Consent shall not have been obtained, or (ii) Seller, may, by written notice to the other, extend the Termination Date to the date eighteen (18) months after the date of this Agreement.

     10.2 Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (a) twenty (20) calendar days thereafter or (b) the Closing Date determined under Section 1.9; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the Closing Date determined under Section 1.9, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date determined under Section 1.9.
     10.3 Survival. In the event this Agreement is terminated pursuant to Section 10.1, there shall be no liability on the part of any party hereto after such termination except (a) pursuant to Section 1.6(b) (Deposit), Section 5.1 (Confidentiality), Section 5.2 (Announcements), Section 10.5 (Receipt of Deposit; Payment of Excess Termination Fee; Liquidated Damages), Section 11.1 (Expenses) and Section 11.13 (Governing Law), which sections shall survive any termination of this Agreement and (b) for any liability that a party may have accrued prior to such termination for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.
     10.4 Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
     10.5 Receipt of Deposit; Payment of Excess Termination Fee; Liquidated Damages. As referenced in Section 1.6(b), the Deposit and any interest accrued thereon net of Buyer Tax Distributions (the “Escrowed Funds”) shall be disbursed to Seller, and Buyer shall pay to Seller a fee (the “Excess Termination Fee”; and together with the Deposit, the “Termination Fee”) in cash equal to (a) $45,937,500 minus (b) the amount of the Escrowed Funds disbursed to Seller if either (i) this Agreement is terminated by Seller pursuant to Section 10.1(c) (including as a result of the failure of Buyer to close the Financing, obtain the proceeds thereof or otherwise have available sufficient funds to pay the Purchase Price), or (ii) this Agreement is terminated by either party pursuant to Section 10.1(d) and all of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement (other than conditions that are satisfied by action taken at the Closing) have been satisfied or waived except that either or both of the FCC Consent or the HSR Clearance have not been obtained and such failure is not primarily the result of any Ordinary Course FCC Matter. Upon disbursement to Seller of the Escrowed Funds and payment to Seller of the Excess Termination Fee in accordance with this Section 10.5, Buyer shall have no further liability to Seller with respect to this Agreement or the transactions contemplated hereby. Buyer acknowledges and agrees that Seller’s receipt of the Termination Fee shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive payment of the Termination Fee pursuant to this Section 10.5 shall be the sole and exclusive remedy of

Seller and its Affiliates against Buyer and its Affiliates and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of Buyer, its Affiliates or any of their respective former, current, or future general or limited partners, stockholders, managers, members, director, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE 11: MISCELLANEOUS
     11.1 Expenses. Each party shall be solely responsible for all costs and expenses (including legal, accounting and other professional fees and expenses) incurred by it in connection with the negotiation, preparation, execution and performance of and compliance with the terms of this Agreement. Buyer shall pay any and all filing fees payable under the HSR Act relating to the transactions contemplated hereby and all other governmental fees and charges applicable to any requests for Governmental Consents shall be paid by the party upon whom the applicable governmental authority imposes the fee or charge (or shall be shared equally if not imposed upon either party). Buyer shall be solely responsible for the payment of all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement (including sales, use and real property transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”) and all title policy premiums and survey costs. At Buyer’s expense, Seller will cooperate in Buyer’s preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     11.2 Assignment. Except as provided by Section 5.8 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that (a) Buyer may assign its rights hereunder to an Affiliate of Buyer upon written notice to, but without consent of, Seller, provided that any such assignment does not delay the processing of the FCC Application, the grant of the FCC Consent or the Waiver, the HSR Clearance or the Closing, and (b) solely to the extent required by Section 1.10(b), Buyer shall assign its right to purchase the Designated Station Assets (and delegate its duty to assume the Assumed Obligations corresponding thereto) to a Trust or other third party that is eligible pursuant to the Communications Act to be the assignee of the Designated Station Assets and the licensee of the FCC Licenses included in the Designated Station Assets (a “Qualified Assignee”) by written notice to, but without consent of, Seller. With respect to any assignment permitted or required under this Section 11.2, (i) any such assignee, including a Qualified Assignee, shall deliver to Seller a written instrument of assumption with respect to this Agreement or the Designated Station Assets, as applicable, in which such assignee (A) shall make to Seller the representations and warranties contained in Article 3 of this Agreement with respect to such assignee (exclusive of Section 3.10) and (B) shall covenant to Seller to observe, satisfy, discharge and perform the covenants of Buyer set forth in this Agreement (except, in the case of a Qualified Assignee, to the extent that any such covenant relates solely to Station Assets other than Designated Stations Assets and the corresponding Assumed Obligations) and (ii) Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee). “Designated Station Assets” means, with respect to each Station that cannot be transferred to Buyer under the applicable rules of the FCC, the FCC Licenses with respect to such Station and such other Station Assets with respect to such Station as Seller, Buyer and the Qualified Assignee may mutually agree. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.
     11.3 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	Clear Channel Broadcasting, Inc. 200 E. Basse Road San Antonio, TX 78209
Attention: Mark P. Mays
Facsimile: (210) 822-2299

with a copy (which shall not constitute notice) to:	Clear Channel Broadcasting, Inc. Legal Department 200 E. Basse Road San Antonio, TX 78209
Attention: Andrew Levin
Facsimile: (210) 832-3433

and to:	Fulbright & Jaworski L.L.P. 300 Convent Street, Suite 2200 San Antonio, TX 78205
Attention: Daryl L. Lansdale, Jr.
Facsimile: (210) 270-7205

if to Buyer:	c/o Providence Equity Partners 50 Kennedy Plaza, 18th Floor Providence, RI 02903
Attention: Albert J. Dobron
Facsimile: (401) 751-1790

with a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges LLP 50 Kennedy Plaza, 11th Floor Providence, RI 02903
Attention: Joseph A. Kuzneski, Jr.
Facsimile: (401) 278-4701
     11.4 Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

     11.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, the Escrow Agreement and the License) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA and any other confidentiality agreement among the parties with respect to the Stations, which shall remain in full force and effect. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Disclosures included in any Schedule shall be considered disclosures for all Schedules. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Stations’ revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Stations.
     11.6 Certain Defined Terms. For purposes of this Agreement, the following initially capitalized terms shall have the corresponding meanings set forth below:
“Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business” means the business of operating the Stations and the Station Assets, as currently conducted by Seller.
“Final Order” means an action by the FCC (including any action duly taken by the FCC’s staff acting pursuant to delegated authority) (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.
“Lien” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.
“Material Adverse Effect on Buyer” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, financial condition or results of operations of Buyer, taken as a whole, or may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Material Adverse Effect on the Business” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on the business, properties, assets, financial condition or results of operations of the Business, taken as a whole, other than any Effect resulting from (a) changes in general economic conditions or the securities, credit or financial markets in general, in each case, generally affecting the broadcast television industry, (b) general changes or developments in the broadcast television industry, (c) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, (d) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of Seller or any of its subsidiaries), or (e) changes in generally accepted accounting principles or the interpretation thereof, except, in the case of the foregoing clauses (a) and (b), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Business, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which Seller operates the Stations after taking into account the size of the Business relative to such other for profit participants.
“Ordinary Course FCC Matter” shall mean any of the matters described in Schedule 2.4 or any other pending complaint, inquiry, investigation, proceeding or action pertaining to Seller or any of the Stations by or before the FCC arising in the ordinary course of business of the Stations and not related to the transactions contemplated hereby.
“Permitted Liens” shall mean (a) statutory liens for current taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith; (b) zoning laws and ordinances and similar laws that are not materially violated by any existing improvement or that do not prohibit the use of the applicable Station Assets subject thereto as currently used in the operation of the Station Assets; (c) any right reserved to any governmental authority to regulate the affected property (including restrictions stated in any permits); (d) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor or any Lien that the applicable lease is subject to, (ii) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any breach, violation or default by Seller of any Station Contract or applicable law; (f) Liens created by or through Buyer or any of its Affiliates; (g) minor defects of title, easements, rights-of-way, restrictions and other Liens not materially interfering with the present use of the applicable Station Assets subject thereto; (h) state of facts an accurate survey or physical inspection would show, provided such facts do not materially interfere with the present use of the applicable Real Property; (i) Liens that will be released prior to or as of the Closing Date, including, without limitation, all mortgages and security interests securing indebtedness of Seller; and (j) Liens set forth on Schedule 11.6.

“Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity.
“Subsidiary” shall mean any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (b) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.
“Tax” or “Taxes” shall mean any and all federal, state, local, county, provincial, national, foreign and other taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees and similar charges and including any liability in respect of any of the foregoing payable by reason of assumption, transferee liability, or operation of law including by reason of a combined, unitary or consolidated tax obligation such as Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).
“Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.
     11.7 Acknowledgement of Buyer. Buyer acknowledges that it has (a) conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Seller, and (b) relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules), in making its determination to proceed with the transactions contemplated by this Agreement. The representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules), constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including without limitation any relating to the future or historical financial condition, results of operations, assets or liabilities of the Station Assets, or the quality, quantity or condition of the Station Assets) are specifically disclaimed by Seller. Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness as for a particular purpose, conformity to samples, or condition of the Station Assets or any part thereto, except as expressly set forth in Article 2. In connection with Buyer’s investigation of the Station Assets, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Station Assets and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility and other forecasts and plans so furnished to it, including without limitation the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that Seller is not making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including without limitation the reasonableness of the assumptions underlying such estimates, projections and forecasts.
     11.8 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s-length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).
     11.9 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Article,” “Section” or “Sections” refer to the corresponding Article, Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The Exhibits attached hereto and the Schedules referred to herein and attached hereto are hereby incorporated herein and made a part hereof as if fully set forth herein.
     11.10 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any State in which the Station Assets are located or in which operations relating to the business of the Stations are conducted.
     11.11 Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.
     11.12 No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     11.13 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof. All recording matters relating to the conveyance of each parcel of Owned

Real Property will be conducted in conformity with the applicable requirements of local law governing the location of such parcel.
     11.14 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. The exchange of copies of this Agreement and of counterpart signature pages by electronic or facsimile transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.
     11.15 Clear Channel Guarantee. Clear Channel agrees to take all action necessary to cause Seller to perform all of its respective agreements, covenants and obligations under this Agreement. Clear Channel unconditionally guarantees to Buyer the full and complete performance by Seller of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Seller pursuant to the terms, and subject to the limitations, set forth in this Agreement. This is a guarantee of payment and performance and not collectibility. Clear Channel hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Seller protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 11.15.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

BUYER:	TV ACQUISITION LLC
	By:	/s/ Al Dobron
		Name:	Al Dobron
		Title:	Authorized Representative

CLEAR CHANNEL:	CLEAR CHANNEL BROADCASTING, INC.
	By:	/s/ John Tippit
		Name:	John Tippit
		Title:	Senior Vice President

SELLER:	ABO BROADCASTING OPERATIONS, LLC
	By:	/s/ John Tippit
		Name:	John Tippit
		Title:	Senior Vice President

ACKERLEY BROADCASTING FRESNO, LLC
	By:	/s/ John Tippit
		Name:	John Tippit
		Title:	Senior Vice President

AK MOBILE TELEVISION, INC.
	By:	/s/ John Tippit
		Name:	John Tippit
		Title:	Senior Vice President

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BEL MEADE BROADCASTING, INC.
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CAPSTAR RADIO OPERATING COMPANY
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CAPSTAR TX LIMITED PARTNERSHIP By: CBCGP, Inc., Its General Partner
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CCB TEXAS LICENSES, L.P. By: CCBL GP, LLC, Its General Partner
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CENTRAL NY NEWS, INC.

By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

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CITICASTERS CO.
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CLEAR CHANNEL BROADCASTING LICENSES, INC.
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CLEAR CHANNEL BROADCASTING, INC.
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

CLEAR CHANNEL INVESTMENTS, INC.
By:	/s/ John Tippit
	Name:	John Tippit
	Title:	Senior Vice President

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